Control Number : 17007836

STATE OF GEORGIA

Secretary of State

Corporations Division
313 West Tower
2 Martin Luther King, Jr. Dr.
Atlanta, Georgia 30334-1530

CERTIFICATE OF MERGER

I, **Brian P. Kemp**, the Secretary of State and the Corporation Commissioner of the State of Georgia, do hereby issue this certificate pursuant to Title 14 of the Official Code of Georgia Annotated certifying that articles or a certificate of merger and fees have been filed regarding the merger of the below entities, effective as of **09/29/2017**. Attached is a true and correct copy of the said filing.

Surviving Entity:
REGIONAL HEALTH PROPERTIES, INC., a Domestic Profit Corporation

Nonsurviving Entity/Entities:
ADCARE HEALTH SYSTEMS, INC., a Domestic Profit Corporation

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on **09/29/2017**.

Brian P. Kemp
Secretary of State

CERTIFICATE OF MERGER
OF
ADCARE HEALTH SYSTEMS, INC.,
a Georgia corporation,
WITH AND INTO
REGIONAL HEALTH PROPERTIES, INC.,
a Georgia corporation

Pursuant to the provisions of Section 14-2-1105 of the Georgia Business Corporation Code (the "GBCC"), the undersigned corporation, by its authorized officer, does hereby certify that:

1. Parties. AdCare Health Systems, Inc., a Georgia corporation ("AdCare"), is merging (the "Merger") with and into Regional Health Properties, Inc., a Georgia corporation ("RHE"), pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated as of July 7, 2017 (the "Plan of Merger"), by and between AdCare and RHE.

2. Surviving Entity. The name of the surviving corporation in the Merger is "Regional Health Properties, Inc.".

3. Articles of Incorporation. The Amended and Restated Articles of Incorporation of RHE, as in effect immediately prior to the effective time of the Merger, shall be the articles of incorporation of the surviving corporation, until subsequently amended in accordance with the terms thereof and applicable law.

4. Plan of Merger. The executed Plan of Merger is on file at the principal place of business of RHE, the surviving corporation, located at 454 Satellite Blvd. NW, Suite 100, Suwanee, Georgia 30024.

5. Availability of Plan of Merger. A copy of the Plan of Merger will be furnished by RHE, the surviving corporation, on request and without cost, to any shareholder of any corporation that is a party to the merger.

6. Approval of Merger. The Merger was duly approved by the shareholders of AdCare and the sole shareholder of RHE.

7. Publication of Notice of Merger. RHE, as the surviving corporation, undertakes that a request for publication of a notice of filing of this Certificate of Merger and payment therefor will be made as required by Section 14-2-1105.1(b) of the GBCC.

8. Effective Time. The Merger shall be effective at 5:00 p.m. Atlanta time on September 29, 2017.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be executed as of this 28th day of September, 2017.

REGIONAL HEALTH PROPERTIES, INC.

By: ______________________
Allan J. Rimland,
President, Chief Executive Officer and Chief Financial Officer

2017 SEP 29 AM 10: 18
SECRETARY OF STATE
CORPORATIONS DIVISION